Attachment to Form N-SAR, LPT Variable Insurance Series Trust, File Number 811-
08
960

Sub-Item 77C: Submission of matters to a vote of security holders

A special meeting of shareholders of the Berkeley U.S. Quality Bond Portfolio, Berkeley Money Market Portfolio and Robertson Stephens Diversified Growth Portfolio was held on October 3, 1997. Matters voted upon were as follows:


                    FOR               AGAINST           ABSTAIN
                    ---               -------           -------

1: To approve a change in sub-advisor for the Salomon U.S. Quality Portfolio (the "U.S. Quality Bond Portfolio") from Salomon Brothers Asset Management Inc. to Berkeley Capital Management and a proposed Sub-Advisory Agreement between the Trust, LPIMC Insurance Marketing Services, Inc. (the "Advisor") and Berkeley Capital Management:


                   149,603           3,078                  0

2: To approve a change in sub-advisor for the Salomon Money Market Portfolio (the "Money Market Portfolio") from Salomon Brothers Asset Management Inc. to Berkeley Capital Management and a proposed Sub-Advisory Agreement between the Trust, LPIMC Insurance Marketing Services, Inc. (the "Advisor") and Berkeley Capital Management:

                   2,291,771         0                         269,695

3: To approve a new Sub-Advisory Agreement between the Trust, LPIMC Insurance Marketing Services, Inc. (the "Advisor") and Robertson, Stephens & Company Investment Management, L.P.("Robertson Stephens"):

                   192,389           0                         82,001